EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Record Revenue and EPS

For the Fourth Quarter and Full Year 2007

Holliston, MA, February 28, 2008 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the quarter and full year ended December 31, 2007.

Fourth Quarter Reported Results

Revenues from our continuing operations for the three months ended December 31, 2007 were $24.5 million, an increase of 13.1% compared to revenues of $21.7 million for the three months ended December 31, 2006. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $2.3 million, or $0.07 per diluted share, for the three months ended December 31, 2007 compared to $2.0 million, or $0.06 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $3.1 million, or $0.10 per diluted share, for the three months ended December 31, 2007 compared to $2.4 million, or $0.08 per diluted share, for the same period in 2006. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

Full Year Reported Results

Revenues from our continuing operations for the year ended December 31, 2007 were $83.4 million, an increase of 9.5% compared to revenues of $76.2 million for the year ended December 31, 2006. Income from continuing operations, as measured under GAAP, was $7.6 million, or $0.24 per diluted share, for the year ended December 31, 2007 compared to $6.6 million, or $0.21 per diluted share, for the same period in 2006. Non-GAAP adjusted income from continuing operations was $9.7 million, or $0.31 per diluted share, for the year ended December 31, 2007 compared to $8.1 million, or $0.26 per diluted share, for the same period in 2006. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

“Overall 2007 was a successful year for Harvard Bioscience, as our continuing operations grew revenues over 9% and non-GAAP adjusted earnings per diluted share 19%, to record levels of $83.4 million and to $0.31. Major accomplishments included the completion of our acquisition of Panlab, the launch of our micro liter spectrophotometer through GE Healthcare and the divesture of a significant portion of our Capital Equipment Business segment,” said Chane Graziano, CEO of Harvard Bioscience.

“Looking forward the Company has outlined five major initiatives that we expect will have a positive impact on our performance in 2008. These initiatives include:

•	the launch of a new major Harvard Apparatus catalog during February 2008;

•	the launch of Panlab products into US markets;

•	the signing of a new contract with GE Healthcare and the full launch of our new micro liter spectrophotometer;

•	the launch of new 2-D electrophoresis products through our Hoefer subsidiary; and

•	the consolidation of business functions to reduce operating expenses.

We believe that with these initiatives we will generate revenues between $94.0 million and $96.0 million and adjusted non-GAAP earnings per diluted share from continuing operations between $0.36 and $0.38 for 2008. For the first quarter of 2008, we expect to report revenues of approximately $23.0 million and adjusted non-GAAP earnings per diluted share from continuing operations of approximately $0.08. This revenue and non-GAAP earnings per diluted share excludes the impact of any future acquisitions, however, we intend to continue making acquisitions as part of our overall growth strategy.”

Mr. Graziano continued, “Building on our 2008 initiatives and our renewed focus on our long-term growth through tuck-under acquisitions, the internal development of new products and the strengthening of our direct marketing, we are raising our outlook on our three to five year growth model for adjusted non-GAAP earnings per diluted share from continuing operations from an average of 15-20% to 20-25% per year.”

Our revenue guidance is at December 31, 2007 exchange rates and the non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions in 2008, the impact of any restructuring, the impact of stock-based compensation expense recognized under SFAS No. 123(R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations. See Exhibits 3 and 4 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share from continuing operations.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended March 31, 2008 Estimate	Year Ended December 31, 2008
		Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.08	$0.36	$0.38
Less the impact of:
Amortization of intangible assets, net of tax - A	(0.01)	(0.05)	(0.05)
Stock-based compensation (SFAS No. 123(R)), net of tax - B	(0.01)	(0.05)	(0.05)
Tax benefits of filing consolidated tax returns for continuing and discontinued businesses - C	0.01	0.02	0.02

GAAP diluted earnings per common share from continuing operations - A	$0.07	$0.28	$0.30

A - Assumes no additional acquisitions.

B - Assumes no additional 2008 stock option grants.

C - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended December 31, 2007 compared to three months ended December 31, 2006:

Revenues increased $2.8 million, or 13.1%, to $24.5 million for the three months ended December 31, 2007 compared to $21.7 million for the same period in 2006. The increase in revenue is primarily due to revenues of $2.9 million from our recently acquired Panlab subsidiary and to favorable foreign exchange on sales denominated in foreign currencies of $0.7 million, or 3.1%, during the fourth quarter of 2007. Also contributing to the increase in revenues, our Biochrom subsidiary had organic revenue growth of $0.8 million, or 16.2%, primarily due to sales of our new microliter spectrophotometer. In addition, our Harvard Apparatus reporting unit grew sales in the U.S. industrial and academic markets a combined 7.1%. This revenue growth was offset by large one-off orders in the fourth quarter of 2006, which were not repeated in 2007, including a large tender order for our Anthos plate readers from China.

Cost of product revenues increased $1.9 million, or 17.0%, to $13.0 million for the three months ended December 31, 2007 from $11.1 million for the three months ended December 31, 2006. The increase in cost of product revenues is primarily due to increases of $1.8 million attributable to our recently acquired Panlab subsidiary and $0.4 million attributable to changes in foreign exchange rates. Gross profit as a percentage of revenues decreased to 47.1% for the three months ended December 31, 2007 compared with 48.9% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to sales from our Panlab subsidiary, which sells at lower gross margins than our historical consolidated gross margins due to Panlab’s mix of distributed products compared to manufactured products. The impact of Panlab on gross margin percentage was 1.1%.

Sales and marketing expenses increased $0.2 million, or 7.3%, to $2.9 million for the three months ended December 31, 2007 compared to $2.7 million for the three months ended December 31, 2006. This increase was primarily due to expenses from our recently acquired Panlab subsidiary of $0.2 million and to an increase due to changes in foreign exchange rates of $0.1 million.

General and administrative expenses were $4.4 million for the three months ended December 31, 2007 and 2006. During the quarter, general and administrative expenses increased $0.2 million due to our recent acquisition of Panlab, $0.1 million due to changes in foreign exchange rates and $0.1 million due to increased stock-based compensation. These increases were offset by decreases in pension related expenses of $0.2 million and in bonus expense of approximately $0.1 million.

Research and development expenses were $1.1 million, an increase of $0.3 million for the three months ended December 31, 2007 compared to $0.8 million for the three months ended December 31, 2006. The increase in research and development expenses was primarily due to costs associated with recently developed products and to our recent acquisition of Panlab.

Year ended December 31, 2007 compared to year ended December 31, 2006:

Revenues increased $7.2 million, or 9.5%, to $83.4 million for the year ended December 31, 2007 compared to $76.2 million for the same period in 2006. The increase in revenue is primarily due to revenues in 2007 of $2.9 million from our Panlab subsidiary acquired in October 2007 and an increase in sales of $1.5 million from our Anthos product line acquired in June 2006. In addition, revenues increased by $3.0 million, or 3.9%, during 2007 due to favorable foreign exchange on sales denominated in foreign currencies.

Cost of product revenues increased $5.1 million, or 13.3%, to $43.2 million for the year ended December 31, 2007 from $38.1 million for the year ended December 31, 2006. The increase in cost of product revenues is mainly due to the increase in revenues resulting from the acquisition of our Panlab subsidiary acquired in October 2007 and our Anthos product line acquired in June 2006. In addition, cost of product revenues increased by $1.8 million due to an increase in foreign exchange rates. Gross profit as a percentage of revenues decreased to 48.3% for the year ended December 31, 2007 compared with 50.0% for the same period in 2006. The decrease in gross profit as a percentage of revenues was primarily due to sales from our Panlab subsidiary, which sells at lower gross margins than our historical consolidated gross margins due to Panlab’s mix of distributed products compared to manufactured products, and from sales from our lower margin products and sales channels, primarily from our Anthos product lines.

Sales and marketing expenses increased $0.9 million, or 9.0%, to $10.4 million for the year ended December 31, 2007 compared to $9.5 million for the year ended December 31, 2006. This increase was primarily due to an increase of $0.3 million due to changes in foreign exchange rates, expenses from our recently acquired Panlab subsidiary of $0.2 million and other employee related costs of $0.4 million.

General and administrative expenses were $14.8 million, a decrease of $0.2 million, or 1.4%, for the year ended December 31, 2007 compared to $15.0 million for the year ended December 31, 2006. The decrease in general and administrative expenses was primarily due to decreases in bonus expense of $0.7 million, professional fees of $0.3 million and pension expense of $0.2 million. This decrease was partially offset by expenses from our recently acquired Panlab subsidiary of $0.2 million and increases of $0.3 million due to changes in foreign exchange rates and $0.4 million due to increased stock-based compensation.

Research and development expenses were $3.7 million, an increase of $0.6 million, or 17.6%, for the year ended December 31, 2007 compared to $3.2 million for the year ended December 31, 2006. The increase in research and development expenses was primarily due to consulting and other costs associated with recently developed products of $0.2 million, an increase of $0.1 million due to our recent acquisition of Panlab and an increase of $0.1 million due to changes in foreign exchange rates.

Balance Sheet

We ended the fourth quarter of 2007 with cash and cash equivalents of $18.2 million compared to cash and cash equivalents of $9.8 million at December 31, 2006. As of December 31, 2007, $17.9 million was held by our continuing operations and $0.3 million was held by our discontinued operations. As of December 31, 2007, we had $5.5 million outstanding on our revolving credit facility compared to $3.0 million at December 31, 2006. In addition, at December 31, 2007 we had $2.3 million in debt we assumed in our acquisition of Panlab.

Trade receivables were $14.8 million and inventories were $15.0 million as of December 31, 2007. Outstanding days of sales were 57 days for the three months ended December 31, 2007 and 2006. Inventory turns were 3.6 times for the three months ended December 31, 2007 compared to 4.1 times for the same period of 2006. Inventory turns are down primarily due to the building of inventories in anticipation of certain new product launches. In addition, both our accounts receivable and inventory balances increased due to the acquisition of Panlab.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment. The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business had been such that this business did not meet the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment. As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005.

In November 2007, the Company completed the sale of the assets of its Genomic Solutions Division and the stock of its Belgian subsidiary, MAIA Scientific, both of which were part of its Capital Equipment Business Segment, to Digilab, Inc. The purchase price paid by Digilab under the terms of the Asset Purchase Agreement consists of $1,000,000 in cash plus additional consideration in the form of an earn-out based on 20% of the revenue generated by the acquired business as it is conducted by Digilab over a three-year period post-transaction. Any earn-out amounts will be evidenced by interest bearing promissory notes due on November 30, 2012. During the fourth quarter, we recorded a loss on sale of $3.1 million. There was no value ascribed to the contingent consideration from the earn-out agreement, as realization is uncertain.

The loss from discontinued operations, net of tax, was approximately $0.5 million for the three months ended December 31, 2007 compared to a loss of $4.3 million for the same period in 2006. The loss from discontinued operations, net of tax, was approximately $5.9 million for the year ended December 31, 2007 compared to a loss of $9.0 million for the same period in 2006. The loss from discontinued operations, net of tax includes the operating results from our former Genomic Solutions Division and MAIA Scientific subsidiary, and our current Union Biometrica US and German subsidiaries.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter 2007 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, February 28, 2008. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 800-901-5259 and referencing the pass code of “53502044.” A replay of this conference call will be available from 7:30 p.m. on February 28, 2008 through March 6, 2008 and will be accessible by dialing 888-286-8010 and referencing the pass code of "72436524”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock-based compensation expense, all net of tax. They also exclude the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months and years ended December 31, 2007 and 2006 and our non-GAAP adjusted operating income for the years ended December 31, 2007, 2006 and 2005, to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries, through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Spain and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the

Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the amount of earn-out consideration that the Company receives in connection with the recent disposition of a portion of the Company’s Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, the Company’s failure to successfully integrate acquired businesses or technologies, complete planned consolidations of business functions, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, the Company’s inability to complete the divestiture of its remaining portion of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, completion of the purchase price allocation for Panlab s.l., impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$17,889	$9,357
Trade receivables	14,757	13,323
Inventories	14,983	10,743
Property, plant and equipment	4,465	4,610
Goodwill and other intangibles	39,668	34,419
Other assets	2,823	3,464
Assets of discontinued operations - held for sale	4,268	17,312

Total assets	$98,853	$93,228

Liabilities and Stockholder’s Equity
Current liabilities - continuing operations	$14,569	$9,618
Current liabilities - discontinued operations	1,771	5,066

Total current liabilities	16,340	14,684

Total liabilities	24,716	21,345
Stockholders’ equity	74,137	71,883

Total liabilities and stockholders’ equity	$98,853	$93,228

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues	$24,529	$21,683	$83,407	$76,181
Cost of product revenues	12,964	11,081	43,161	38,094

Gross profit	11,565	10,602	40,246	38,087

Sales and marketing expenses	2,871	2,675	10,352	9,499
General and administrative expenses	4,381	4,373	14,829	15,047
Research and development expenses	1,103	820	3,708	3,154
Amortization of intangible assets	494	437	1,824	1,697

Total operating expenses	8,849	8,305	30,713	29,397

Operating income	2,716	2,297	9,533	8,690

Other income (expense):
Foreign exchange	(69)	(43)	45	33
Interest expense	(151)	(40)	(365)	(429)
Interest income	113	58	317	216
Other, net	52	(14)	38	(114)

Other income (expense), net	(55)	(39)	35	(294)

Income from continuing operations before income taxes	2,661	2,258	9,568	8,396
Income taxes	338	304	1,970	1,775

Income from continuing operations	2,323	1,954	7,598	6,621

Discontinued operations
Loss from discontinued operations, net of tax	(538)	(4,332)	(5,864)	(8,962)
Loss on disposition of discontinued operations, net of tax	(3,088)	—	(3,088)	—

Total loss from discontinued operations, net of tax	(3,626)	(4,332)	(8,952)	(8,962)

Net loss	$(1,303)	$(2,378)	$(1,354)	$(2,341)

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.08	$0.06	$0.25	$0.22
Discontinued operations	(0.12)	(0.14)	(0.29)	(0.29)

Basic loss per common share	$(0.04)	$(0.08)	$(0.04)	$(0.08)

Diluted earnings per common share from continuing operations	$0.07	$0.06	$0.24	$0.21
Discontinued operations	(0.12)	(0.14)	(0.29)	(0.29)

Diluted loss per common share	$(0.04)	$(0.08)	$(0.04)	$(0.08)

Weighted average common shares:
Basic	30,801	30,548	30,647	30,519

Diluted	31,382	31,271	31,406	31,148

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
US GAAP income from continuing operations	$2,323	$1,954	$7,598	$6,621
Adjustments:
Amortization of intangible assets	494	437	1,824	1,697
Fair value adjustments to inventory	61	50	61	50
Stock-based compensation expense	642	604	2,335	1,934
Income taxes (A)	(463)	(631)	(2,077)	(2,167)

Non-GAAP adjusted income from continuing operations	$3,057	$2,414	$9,741	$8,135

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, fair value adjustments to inventory and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. The decrease in our non-GAAP tax rate is primarily the result of a study completed during the fourth quarter of 2007, which resulted in $0.3 million of tax credits.

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
US GAAP diluted earnings per common share from continuing operations	$0.07	$0.06	$0.24	$0.21
Adjustments:
Amortization of intangible assets	0.02	0.01	0.06	0.05
Fair value adjustments to inventory	—	—	—	—
Stock-based compensation expense	0.02	0.02	0.07	0.06
Income Taxes (A)	(0.01)	(0.01)	(0.07)	(0.06)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.10	$0.08	$0.31	$0.26

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, fair value adjustments to inventory and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses. The decrease in our non-GAAP tax rate is primarily the result of a study completed during the fourth quarter of 2007, which resulted in $0.3 million of tax credits.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2006	2007	2007	2007	2007	2007
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	-3.5%	-1.0%
Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	13.5%	6.6%
Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	3.1%	3.9%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	13.1%	9.5%

Exhibit 6

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income (A)

(in thousands)

(unaudited)

	Years Ended December 31,
	2007	2006	2005
US GAAP operating income	$9,533	$8,690	$7,924
Adjustments:
Amortization of intangible assets	1,824	1,697	1,664
Fair value adjustments to inventory	61	50	—
Stock-based compensation expense	2,335	1,934	—
Restructuring and severance related expenses	—	—	302

Non-GAAP adjusted operating income	$13,753	$12,371	$9,890

(A)	US GAAP operating income as a percentage of revenue was 11.4% for the years ended December 31, 2007 and 2006 and was 11.7% for the year ended December 31, 2005.